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                                                                    Exhibit 5.1

                               February 12, 1998



Advanced Communications Group, Inc.
390 South Woods Mill Road, Suite 150
St. Louis, Missouri 63017

Ladies and Gentlemen:

We have acted as counsel to Advanced Communications Group Inc., a Delaware corporation (the "Company"), in connection with its proposed public offering of 8,000,000 shares (9,200,000 shares if the over-allotment option granted to the underwriters is exercised in full)(the "Shares") of the Company's common stock, par value $0.0001 per share (the "Common Stock"), pursuant to the Registration Statement on Form S-1 (Registration No. 333-37671)(the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission").

We have examined copies of (I) the Restated Certificate of Incorporation and the By-laws of the Company, each as amended to date, (ii) certain resolutions adopted by the Board of Directors of the Company, (iii) the Registration Statement, (iv) the Underwriting Agreement executed among the Company and the Underwriters named therein, and (v) such other document and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied upon certificates of officers of the Company and certificates of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based upon the foregoing, subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:



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         1.       The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware; and

         2. The issuance of the Shares has been duly authorized, and upon the issuance and delivery thereof against payment therefor in accordance with the terms of the Underwriting Agreement and as set forth in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The opinion set forth above is limited in all respects to the General Corporation Law of the State of the State of Delaware, and we render no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Validity of Common Stock" in the Prospectus included in the Registration Statement. By giving such consent we do not admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder.

                                              Very truly yours,



                                              Bracewell & Patterson, L.L.P.

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